EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Lee Enterprises, Incorporated

We consent to the incorporation by reference in the Registration Statements No. 333-06435, No. 333-105219, No. 333-132767, No. 333-132768 and Post-Effective Amendment No. 1 to 333-132768 on Form S-8 of Lee Enterprises, Incorporated of our reports dated December 31, 2008, with respect to the consolidated balance sheet of Lee Enterprises, Incorporated as of September 28, 2008, and the related consolidated statements of operations and comprehensive income (loss) , stockholders’ equity and cash flows for the 52-week period ended September 28, 2008, and the effectiveness of internal control over financial reporting as of September 28, 2008, which reports appear in the September 28, 2008 annual report on Form 10-K of Lee Enterprises, Incorporated.

Our report dated December 31, 2008 on the consolidated financial statements refers to our audit of the adjustments that were applied to revise the 2007 and 2006 consolidated financial statements, as more fully described in Note 3 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2007 and 2006 consolidated financial statements other than with respect to such adjustments to reflect the results of discontinued operations related to the 2008 divestiture.

Our report dated December 31, 2008 on the consolidated financial statements refers to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective October 1, 2007.

Our report dated December 31, 2008 on the consolidated financial statements, contains an explanatory paragraph that states that the Company has short-term obligations that cannot be satisfied by available funds and has incurred violations of debt covenants that subject the related principal amounts to acceleration, all of which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chicago, Illinois

December 31, 2008